EXHIBIT 5(a)

August 23, 2005

Entergy Arkansas, Inc.
425 West Capitol Avenue
Little Rock, Arkansas, 72201

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $125,000,000 in aggregate amount of its Preferred Stock, Cumulative, $25 Par Value (the "$25 Preferred Stock"), to be issued in one or more new series, we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the $25 Preferred Stock of each series, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued, fully paid and non-assessable.

For purposes of the opinions set forth above, we have assumed (1) that the Registration Statement, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act, (2) that the $25 Preferred Stock will be issued and delivered in compliance with the provisions of orders of the Arkansas Public Service Commission and the Tennessee Regulatory Authority applicable thereto, (3) that the $25 Preferred Stock will be issued and delivered in compliance with the Company's Amended and Restated Articles of Incorporation, as amended, and the Arkansas Business Corporation Act of 1987, (4) that the $25 Preferred Stock will be issued and delivered in compliance with the due authorization of the Company's Board of Directors and (5) that the Company's Amended and Restated Articles of Incorporation, as amended, will have been validly, legally and appropriately amended further designating and describing each such series of $25 Preferred Stock to be issued and delivered.

This opinion is limited to the laws of the State of Arkansas. This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the $25 Preferred Stock by underwriters.

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                                                                                        Very truly yours,

/s/ Friday, Eldredge & Clark, LLP

FRIDAY, ELDREDGE & CLARK, LLP